Tompkins Financial Corporation S-3

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Tompkins Financial Corporation:

We consent to the use of our reports dated March 8, 2012, with respect to the consolidated statements of condition of Tompkins Financial Corporation and subsidiaries as of December 31, 2011, and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Syracuse, New York
September 5, 2012